Exhibit 99.2

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the Registration Statement of Microsemi Corporation on Form S-4 and in the prospectus/offer to exchange of Microsemi Corporation, which is part of the Registration Statement, of our opinion dated November 23, 2015 to the Board of Directors of PMC-Sierra, Inc. attached as Annex C to such prospectus/offer to exchange and to the references to our opinion and our name under the captions “The Offer and the Merger—Background of the Offer and the Merger,” “The Offer and the Merger—PMC’s Reasons for the Merger; Recommendation of PMC’s Board of Directors,” “The Offer and the Merger—Opinions of PMC’s Financial Advisors—Opinion of Needham & Company, LLC,” and “The Offer and the Merger—Certain Unaudited Prospective Financial Information of PMC. ” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Needham & Company, LLC

Needham & Company, LLC

December 16, 2015